CONSULTING AGREEMENT

This Consulting Agreement, (the "Agreement"), by and between, Anonymous Data Corporation (the "Company"), Las Vegas, Nevada 89103 and C.L. McIntosh & Associates, Inc., (the "Consultant"), Rockville, MD 20852-2419.

     A. The Consultant has a background in the regulation of biologic products, and is willing to provide services to the Company based on this background.

     B.   The Company desires to have services provided by the Consultant.

Therefore, the parties agree as follows:

     1.   Description of Services.

          Beginning on the date this agreement is signed by authorized representatives of the Company and the Consultant, the Consultant will provide the following services, (collectively the "Services"): A broad range of consultation on the regulation of medical devices, including the approval of products by the Food and Drug Administration, interpretation of FDA regulations, and complying with FDA requirements.

     2.   Performance of Services.

          The manner in which the Services are to be performed and the specific hours to be worked by the consultant shall be determined by the Consultant. The Company will rely on the Consultant to work as many hours as may be reasonably necessary to fulfill the Consultant's obligations under this Agreement.

     3.   Payment to Consultant.

          The Company will pay a fee to the Consultant based on $175.00 per hour for services provided. This amount shall be payable monthly, due upon receipt in the month following the period during which the services were performed. Interest charges will accrue at 1.5% per month on unpaid balances in excess of 30 days from invoice date. Other Consultants may work on specific projects and will be paid between $125.00 and $250.00 per hour depending on the area of expertise required with prior Company approval.

          Upon termination of this Agreement, payments under this paragraph shall cease; provided, however, that the Consultant shall be entitled to payments for periods or partial periods that occurred prior to the date of termination and for which the Consultant has not yet been paid.


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     4.   Retainer.

          A retainer of $1,000 will be required to initiate Services from the Consultant. Upon termination of this Agreement, the retainer will be applied towards the lasting bill invoice.

     5.   Expenses of Consultant.

          The Consultant shall be entitled to reimbursement from the Company for all "out-of-pocket" expenses with prior Company approval.

     6.   Support Services for the Consultant.

          The Company will not provide support services, including office space and secretarial services, for the benefit of the Consultant.

     7.   New Project Approval.

          The Consultant and the Company recognize that the Consultant's Services may include working on various projects. The Consultant shall obtain the approval of the Company prior to the commencement of a new project or spending in excess of five (5) additional hours per month chargeable to Company.

     8.   Term/Termination.

          This Agreement shall be effective for a 12 month period and shall automatically renew for successive terms of the same duration, unless either party provides 30 days' written notice to the other party prior to the termination of the applicable initial term or renewal term.

     9.   Relationship of Parties.

          It is understood by the parties that the Consultant is an independent contractor with respect to the Company, and not an employee of the Company. The Company will not provide fringe benefits, including health insurance benefits, paid vacation, or any other employee benefit, for the benefit of the Consultant.

     10.  Gratuities.

          The Consultant shall not give gifts or provide entertainment or any other personal favor to (or accept such items from) any person or organization with whom the Company may have or is likely to have any business dealings.






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     11.  Disclosure.

          The Consultant is required to disclose any outside activities or interests, including ownership or participation in the development of prior inventions, that conflict or may conflict with the best interests of the Company. Prompt disclosure is required under this paragraph if the activity or interest is related, directly or indirectly, to any activity that the Consultant may be involved with on behalf of the Company.

     12.  Consultant's Employees.

          The Consultant's employees, if any, who perform services for the Company under this Agreement shall also be bound by the provision of this Agreement. At the request of the Company, the Consultant shall provide adequate evidence that such persons are the Consultant's employees.

     13.  Injuries to Consultant.

          The Consultant acknowledges the Consultant's obligation to obtain appropriate insurance coverage for the benefit of the Consultant (and the Consultant's employees, if any). The Consultant waives any rights to recovery from the Company for any injuries that the Consultant (and/or the Consultant's employees) may sustain while performing services under this Agreement and that are the result of the negligence of the Consultant or the Consultant's employees.

     14.  Confidentiality.

          The Consultant recognizes that the Company has and will have products, prices, business affairs, future plans, trade secrets, process information, customer lists, technical information, product design information, and other proprietary information (collectively, "Information") which are valuable, special and unique assets of the Company. The Consultant agrees that the Consultant will not at any time or in any manner, either directly or indirectly, use any Information for the Consultant's own benefit, or divulge, disclose or communicate in any manner any information without the prior written consent of the Company. The Consultant will protect the Information and treat it as strictly confidential. A violation of this paragraph shall be a material violation of this Agreement.

          a.   Unauthorized Disclosure of Information.

               If it appears that the Consultant has disclosed (or has threatened to disclose) Information in violation of this Agreement, the Company shall be entitled to an injunction to restrain the Consultant from disclosing, in whole or in part, such Information, or from providing any services to any party to whom such Information has been disclosed or may be disclosed. The Company shall not be prohibited by this provision from pursuing other remedies, including a claim for losses and damages.

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          b.   Services by Consultant to Third Parties.

               The parties recognize that the Consultant may provide consulting services to third parties. However, the Consultant is bound by the confidentiality provisions of this Agreement, and the Consultant may not use the Information, directly or indirectly, for the benefit of third parties.

     15.  Notices.

          All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or deposited in the United States mail, postage prepaid, addressed as follows:

               Company:       Anonymous Data Corporation
                              4340 S. Valley View
                              Suite 210
                              Las Vegas, NV 89103

               Consultant:    Ronald E. Mayner

               Attention:     Charles L. McIntosh, M.D., Ph.D.
                              C.L.McIntosh & Associates, Inc.
                              12300 Twinbrook Parkway, Suite 625
                              Rockville, MD 20852

               Such addresses may be changed from time to time by either party by providing written notice in the manner set forth above.

     16.  Entire Agreement.

          This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

     17.  Amendment.

          This Agreement may be modified or amended, if the amendment is made in writing and is signed by both parties.

     18.  Severability.

          If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.



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     19.  Waiver of Contractual Right.

          The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce any compel strict compliance with every provision of this Agreement.

     20.  Applicable Law.

          This Agreement shall be governed by the laws of the State of Maryland.




Anonymous Data Corporation

By:   J.E. Beecham                 Date:  19 Aug 1997

Title:  CEO

C.L. McIntosh & Associates, Inc.

By:  Charles L. McIntosh, M.D., Ph.D.   Date: 18 Aug 1997
        President





















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